Exhibit 4(ii)

DESCRIPTION OF CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC’S SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, CenterPoint Energy Houston Electric, LLC has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our 6.95% general mortgage bonds due 2033 (“General Mortgage Bonds”) and (2) our 9.15% first mortgage bonds due 2021 (“First Mortgage Bonds”). As used in this Exhibit 4(ii), the terms “CenterPoint Energy Houston Electric, LLC,” “us,” “we” or “our” refer to CenterPoint Energy Houston Electric, LLC and not any of its subsidiaries.

DESCRIPTION OF OUR GENERAL MORTGAGE BONDS

The following description of our General Mortgage Bonds is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our General Mortgage Indenture dated as of October 10, 2002 with The Bank of New York Mellon Trust Company, N.A. (successor in trust to JPMorgan Chase Bank), as trustee, as amended and supplemented, in the case of the General Mortgage Bonds, by the Tenth Supplemental Indenture, dated as of March 18, 2003, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4(ii) is a part. We encourage you to read the above referenced General Mortgage Indenture and Tenth Supplemental Indenture for additional information.

General
The bonds were issued under the General Mortgage Indenture (the “indenture”), dated as of October 10, 2002, between us and JPMorgan Chase Bank, as trustee (the “trustee”), as amended and supplemented. The descriptions under this heading and the heading “The Indenture” are summaries of the material provisions of the bonds and the indenture. Such summaries do not purport to be complete and are qualified in their entirety by reference to the indenture and the bonds. References to article and section numbers in this offering memorandum, unless otherwise indicated, are references to article and section numbers of the indenture.
The bonds will bear interest at the rate of 6.95% per annum. Interest on the bonds is payable semi-annually in arrears on each March 15 and September 15 (each an “interest payment date”), commencing September 15, 2003, to the persons in whose names they are registered at the close of business on the fifteenth calendar day preceding each interest payment date; provided, however, that interest payable at maturity (whether at stated maturity, upon redemption or otherwise) will be payable to the registered bondholder to whom principal is payable.
The bonds mature on March 15, 2033. The bonds are subject to optional redemption before their maturity as described below. They are not entitled to the benefit of any sinking fund.
Interest
Interest on the bonds will be payable on each interest payment date for the period commencing on the next preceding interest payment date (or if no interest has been paid thereon, commencing on the date of issuance thereof) to, but not including, such interest payment date.
If any interest payment date or the date of maturity falls on a day that is not a business day, all payments to be made on such day shall be made on the next succeeding business day with the same force and effect as if made on the due date, and no additional interest shall be payable as a result of such delay in payment. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Any interest payable on any interest payment date other than maturity and not so punctually paid or duly provided for will cease to be payable to the person in whose name the bond is registered at the close of business on the applicable regular record date and will instead be payable to the person in whose name the bond (or one or more predecessor bonds) is registered at the close of business on a special record date for the payment of such interest to be fixed by us, notice of which will be given to the registered holder of the bond (or one or more predecessor bonds) not less than 10 days prior to such special record date. (See Section 307)
Payment of Bonds; Transfers; Exchanges
Interest, if any, on bonds payable on each interest payment date will be paid to the person in whose name such bond is registered (the registered holder of any indenture bond being hereinafter called a “holder”) as of the close of business on the regular record date relating to such interest payment date; provided, however, that interest payable at maturity will be paid to the person to whom principal is paid. However, if there has been a default in the payment of interest on any bond, such defaulted interest may be payable to the holder of such bond as of the close of business on a date selected by the trustee which is not more than 15 days or less than 10 days prior to the date proposed by us for payment of such defaulted interest and not less than 10 days after the receipt by the trustee of the notice of the proposed payment or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such bond may be listed, if the trustee deems such manner of payment practicable. (See Section 307)
The principal of and premium, if any, and interest on the bonds at maturity will be payable upon presentation of the bonds at the corporate trust office of JPMorgan Chase Bank in Houston, Texas as paying agent for us. We may change the place of payment on the bonds, may appoint one or more additional paying agents (including us) and may remove any paying agent, all at our discretion. (See Section 602)
The transfer of bonds may be registered, and bonds may be exchanged for other bonds of the same series, of authorized denominations and of like tenor and aggregate principal amount, at the corporate trust office of JPMorgan Chase Bank in Houston, Texas, as bond registrar for the bonds. We may change the place for registration of transfer and exchange of the bonds, and may designate one or more additional places for such registration and exchange, all at our discretion. (See Sections 602 and 305) No service charge will be made for any registration of transfer or exchange of the bonds; however, we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of bonds. We will not be required to execute or to provide for the registration of transfer of or the exchange of:

•	any bond during a period of 15 days prior to giving any notice of redemption; or

•	any bond selected for redemption, in whole or in part, except the unredeemed portion of any bond being redeemed in part. (See Section 305)
All moneys paid by us to a paying agent or the trustee (or held by us in trust) for the payment of the principal of or any premium or interest on a bond which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us at our request, and the holder of such bond thereafter may, as an unsecured general creditor, look only to us for payment thereof, and all liability of the paying agent, the trustee and us (as trustee) with respect thereto shall thereupon cease. (See Section 603)
Optional Redemption
The bonds may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the bonds then outstanding to be redeemed; or

•
the sum of the present values of the remaining scheduled payments of principal and interest on the bonds to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 35 basis points;

plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.
“treasury rate” means, with respect to any redemption date:

•
the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•
if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

The treasury rate will be calculated on the third business day preceding the date fixed for redemption.
“comparable treasury issue” means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.
“comparable treasury price” means (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.
“independent investment banker” means Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. or Salomon Smith Barney Inc., as specified by us, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.
“reference treasury dealer” means (1) Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and Salomon Smith Barney Inc. and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer and (2) any other primary treasury dealer selected by us after consultation with the independent investment banker.
“reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
The trustee will mail a notice of redemption to each holder of bonds to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the bonds or portions thereof called for redemption. If fewer than all of the bonds are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular bonds or portions thereof for redemption from the outstanding bonds not previously called by such method as the trustee deems fair and appropriate.
THE INDENTURE
Security
Except as otherwise contemplated below under this heading and subject to the exceptions specifically discussed under “—Release of Property” and “—Defeasance,” all outstanding indenture bonds, will be secured, equally and ratably, by the lien of the indenture on substantially all properties owned by us (and not excepted or released from the lien thereof), and improvements, extensions and additions to, and renewals and replacements of, such properties (the “mortgaged property”). The lien of the indenture will be junior, subject and subordinate to the lien of our existing first mortgage indenture.
The term “first mortgage indenture” means the Mortgage and Deed of Trust, dated as of November 1, 1944, from our predecessor in interest, Houston Lighting & Power Company, to JPMorgan Chase Bank (successor to South Texas Commercial National Bank of Houston), as trustee, as heretofore and hereafter amended and supplemented and “first mortgage bonds” means the first mortgage bonds issued thereunder.
The indenture provides that, after the issuance of the initial series of bonds under the indenture and until the first mortgage collateralization date (as defined at the end of this section), we will not issue any additional first mortgage bonds under the first mortgage indenture, except:

•
first mortgage bonds in place of, and in substitution for, or to refund, other first mortgage bonds, if (A) the aggregate principal amount of such new first mortgage bonds shall not exceed the aggregate principal amount of such other first mortgage bonds, and (B) the final stated maturity date of such new first mortgage bonds shall be a date not later than the final stated maturity date of such other first mortgage bonds;

•	as necessary to replace any mutilated, lost or destroyed first mortgage bonds or to effect exchanges and transfers of first mortgage bonds; and

•
if at any time first mortgage bonds are issued pursuant to the first bullet point above, additional first mortgage bonds in an aggregate principal amount of up to $118 million for the purpose of satisfying the requirement under the indentures pursuant to which certain pollution control bonds were issued by various governmental authorities (which indentures provide that, if we issue first mortgage bonds in certain circumstances, we also are required to issue first mortgage bonds to secure such pollution control bonds on an equal and ratable basis). (See Section 611)

At any time, in our discretion, we may issue and deliver to the trustee as security under the indenture first mortgage bonds in an aggregate principal amount equal to the aggregate principal amount of indenture bonds then outstanding; provided that such first mortgage bonds (the “first mortgage collateral bonds”) shall:

•	have terms of payment equivalent to those of such indenture bonds;

•
provide that payments by us in respect of principal, premium, if any, or interest due under the indenture bonds will offset our equivalent payment obligations under the first mortgage collateral bonds; and

•	provide for the mandatory redemption of the first mortgage collateral bonds upon acceleration of the maturity of such indenture bonds. (See Section 701)
The date on which such first mortgage collateral bonds are delivered to the trustee is referred to herein as the “first mortgage collateralization date.”
Lien of the Indenture
General. The indenture constitutes a lien on substantially all our real property and tangible personal property, other than property excepted from such lien and such property as may be released from such lien in accordance with the terms of the indenture, subject to no liens prior to the lien of the indenture other than the lien of the first mortgage indenture (so long as the same remains in effect) and other liens permitted to exist.
Permitted liens and certain other liens permitted to exist. The indenture provides that after-acquired property (other than excepted property) will be subject to the lien of the indenture; provided, however, that in the case of our consolidation or merger into another entity or transfer of the mortgaged property as or substantially as an entirety, the indenture will not be required to be a lien upon any of the properties then owned or thereafter acquired by the successor entity except properties acquired from us in or as a result of such transaction, and improvements, extensions and additions to such properties and renewals, replacements and substitutions of or for any part or parts thereof and that in the case of a consolidation or merger with respect to which we are the surviving entity, the indenture will not be required to be a lien on any properties acquired by us in or as a result of such transaction or any improvements, extensions or additions to such properties or any renewals, replacements or substitutions of or for any part or parts thereof. (See Article Thirteen) See “—Consolidation, Merger, Etc.” below. In addition, after-acquired property may be subject to liens existing or placed thereon at the time of acquisition thereof, including, but not limited to, purchase money liens.
Without the consent of the holders, we and the trustee may enter into supplemental indentures in order to subject to the lien of the indenture additional property (including property which would otherwise be excepted from such lien). (See Section 1401) Such property would thereupon constitute property additions (so long as it would otherwise qualify as property additions as described below) and be available as a basis for the issuance of indenture bonds. See “—Issuance of Indenture Bonds.”
Excepted Property. There are excepted from the lien of the indenture, among other things:

•	cash, deposit accounts, shares of stock, interests in general or limited partnerships, securities not deposited with or held by the trustee;

•	contracts, leases and other agreements of all kinds;

•	contract rights, bills, notes and other instruments and chattel paper;

•	revenues, income and earnings, accounts and accounts receivable and unbilled revenues, rents, tolls, issues, product and profits, claims, demands and judgments;

•
governmental and other licenses, permits, franchises, consents and allowances (except to the extent that any of the same constitute rights or interests relating to the occupancy or use of real property);

•	certain intellectual property rights, domain names and other general intangibles;

•	vehicles, movable equipment and aircraft and supplies used in connection with the foregoing;

•	all goods, stock in trade, wares, merchandise and inventory held for sale or lease in the ordinary course of business;

•	materials, supplies, inventory and other personal property consumable in the operation of the mortgaged property; fuel; portable tools and equipment; furniture and furnishings;

•
computers and data processing, telecommunications and certain other facilities and equipment used primarily for administrative or clerical purposes or not otherwise necessary for the operation or maintenance of facilities and equipment for the generation, transmission and distribution of electric energy and our other buildings and improvements;

•	coal, ore, gas, oil and other minerals and timber;

•	electric energy, gas (natural or artificial), steam, water and other products generated, produced, manufactured, purchased or otherwise acquired by us;

•
real property, gas wells, pipelines, and other facilities used or to be used for the production, gathering, transmission, storage or distribution of natural gas, crude oil or other hydrocarbons or minerals;

•	leasehold interests held by us as lessee;

•	facilities and equipment for the storage, transmission and distribution of water; and

•
other property excepted from or released from the lien of the first mortgage indenture prior to the date of the indenture. (See “Excepted Property” under “Granting Clauses” in the indenture and “Granting Clauses” in the first mortgage indenture.)

Permitted liens. The lien of the indenture is subject to permitted liens and certain other liens permitted to exist. Under the indenture, permitted liens include the following, among other, liens:

•	liens for taxes which are not delinquent or are being contested in good faith or which secure charges that do not exceed $5,000,000;

•	mechanics’, workmen’s and similar liens and certain other liens arising in the ordinary course of business;

•	liens in respect of judgments:

•
in an amount not exceeding the greater of $10 million and 3% of the sum of the then outstanding aggregate principal amount of indenture bonds and first mortgage bonds other than first mortgage collateral bonds then outstanding; or

•	with respect to which we shall in good faith be prosecuting an appeal or shall have the right to do so;

•
easements, leases or other rights of others in, and defects in title to, the mortgaged property which do not in the aggregate materially impair the use by us of the mortgaged property considered as a whole;

•	defects, irregularities and limitations in title to real property subject to rights-of-way in our favor or used primarily for right-of-way purposes;

•	liens securing indebtedness and other obligations of others upon real property existing at the date of the indenture or at the time of our acquisition of such property;

•	leases existing at the date of the indenture and subsequent leases for not more than 15 years or which do not materially impair our use of the property subject thereto;

•	liens of lessors or licensors for amounts due which are not delinquent or are being contested in good faith;

•	controls, restrictions or obligations imposed by governmental authorities upon the mortgaged property or the operation thereof;

•	rights of governmental authorities to purchase or designate a purchaser of the mortgaged property;

•
liens required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable us to maintain self-insurance or to participate in any funds established to cover insurance risks or in connection with workmen’s compensation, unemployment insurance, social security or any pension or welfare benefit plan or program;

•	liens to secure the performance of duties or public or statutory, bid or performance obligations or surety, stay or appeal bonds;

•	rights of others to take minerals, timber, electric energy, gas, water, steam or other products produced by us or by others on our property;

•
rights and interests of persons other than us arising out of agreements to which we are a party relating to the common ownership or joint use of property, and liens on the interests of such persons in such property;

•	restrictions on assignment and/or qualification requirements on the assignee;

•	liens which have been bonded for the full amount in dispute or for the payment of which other security arrangements have been made;

•
easements, ground leases or rights-of-way on or across our property for the purpose of roads, pipelines, transmission or distribution lines, communication lines, railways and other similar purposes, provided that the same do not materially impair the use by us of such property or rights-of-way;

•
liens on our air or water pollution control, sewage or solid waste disposal or other similar facilities in connection with the issuance of pollution control revenue bonds, in connection with financing the cost of, or construction, acquisition, improvement, repair or maintenance of, such facilities;

•	the trustee’s lien specified below;

•	prepaid liens; and

•	the lien of the first mortgage indenture. (See Granting Clauses and Section 101)
“Prepaid lien” means generally any lien securing indebtedness for the payment or redemption of which there shall have been irrevocably deposited in trust with the trustee or other holder of such lien moneys and/or investment securities which (together with the interest reasonably expected to be earned from the investment and reinvestment in investment securities of the moneys and/or the principal of and interest on the investment securities so deposited) shall be sufficient for such purpose; provided, however, that the first mortgage indenture shall not be deemed to be a prepaid lien unless it shall have been satisfied and discharged and all first mortgage bonds issued thereunder shall be deemed to have been paid, all in accordance with the provisions thereof. (See Section 101)
Trustee’s Lien. The indenture provides that the trustee will have a lien, prior to the lien on behalf of the holders of indenture bonds, upon the mortgaged property for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See Section 1107)
Issuance of Indenture Bonds
The aggregate principal amount of indenture bonds that may be authenticated and delivered under the indenture is unlimited. (See Section 301). Indenture bonds of any series may be issued from time to time, provided that the first mortgage collateralization date has not occurred, on the basis of property additions, retired bonds (as such terms are defined below) and cash deposited with the trustee, and in an aggregate principal amount not exceeding:

•
70% of the cost (as defined below) or fair value (as defined below) (whichever is less) of property additions (as described below) that do not constitute funded property (as defined below) after certain deductions and additions, primarily including adjustments to offset property retirements;

•	the aggregate principal amount of retired bonds; and

•	an amount of cash deposited with the trustee. (See Article Four)
In addition, any issuance of indenture bonds after March 31, 2003, other than any issuance on the basis of retired bonds having an applicable interest rate not less than the interest rate applicable to the indenture bonds to be issued, requires that we provide a certificate demonstrating that the adjusted net earnings (as defined below) for the specified 12 month period are not less than 200% of the annual interest requirements (as defined below) for the specified one year period.
“Adjusted net earnings” means the amount for a period of 12 consecutive calendar months within the 18 calendar months immediately preceding the first day of the month in which we intend to issue additional indenture bonds (or, in the case of any such certificate to be delivered on or prior to June 30, 2003, for a period of 12 consecutive calendar months within the 15 calendar months immediately preceding the first day of such month):

•	our operating revenues for such period; minus

•	our operating expenses, excluding:

•	expenses for taxes on income or profits;

•	provisions for reserves for depreciation, amortization, depletion or retirement of property;

•
interest expense, including the amortization of debt discount, premium, expense or loss on reacquired debt, for any replacement, sinking fund or other device for the retirement or amortization of any indebtedness;

•	non-recurring charge or expenses; and

•	provisions for any refund of our revenues previously collected or accrued; plus

•	our other income, net of related expenses (excluding expenses or provisions for any non-recurring charges).
“Annual interest requirements” means the interest requirements for one year, at the respective stated interest rates, if any, borne before maturity, upon:

•	all outstanding indenture bonds, except any for the payment or redemption of which indenture bonds applied for are to be issued;

•	all indenture bonds then applied for in pending applications for the original issuance of indenture bonds, including the application in connection with which such certificate is made;

•	all outstanding first mortgage bonds, except any for the payment or redemption of which the indenture bonds applied for are to be issued; and

•	the principal amount of all other indebtedness, except:

•	first mortgage collateral bonds;

•	our indebtedness, the repayment of which supports or is supported by other indebtedness included in annual interest requirements pursuant to one of the other clauses of this definition;

•	indebtedness for the payment of which the indenture bonds applied for are to be issued; and

•
indebtedness secured by a prepaid lien prior to the lien of the indenture upon property subject to such lien, outstanding on the date of such computation and secured by a lien on a parity with or prior to the lien of the indenture upon property subject to the lien of the indenture, if such indebtedness has been issued, assumed or guaranteed by us or if we customarily pay the interest upon the principal thereof or collections from our customers are applied to, or pledged as security for the payment of such interest;

provided, however, that if any such indebtedness bears interest at a variable rate, then the interest requirement on such indebtedness shall be determined by reference to the rate in effect on the day immediately preceding the date of such computation; and provided, further, that any amounts collected by others to be applied to debt service on our indebtedness, and not otherwise treated on our books as revenue, shall be added to our operating revenues when determining adjusted net earnings.
“Cost” with respect to property additions generally means the sum of:

•	any cash paid in the acquisition of such property;

•	an amount equivalent to the fair market value in cash of any securities or other property paid in the acquisition of such property;

•	the principal amount of any obligations secured by prior lien (other than the lien of the first mortgage indenture) upon such property additions outstanding at the time of the acquisition thereof;

•	the principal amount of any other obligations incurred or assumed in connection with the payment for such property additions or for the acquisition thereof; and

•
any other amounts which, in accordance with generally accepted accounting principles, are properly charged or chargeable to our plant or other property accounts with respect to such property additions as part of the cost of construction or acquisition thereof, including, but not limited to any allowance for funds used during construction or any similar or analogous amount;

•	provided, however, that:

•
with respect to property additions owned by our successor immediately prior to the time it shall have become such successor in or as a result of an acquisition, consolidation or merger, cost shall mean the amount or amounts at which such property additions are recorded in the plant or other property accounts of such successor, or the predecessor from which such property additions are acquired, as the case may be, immediately prior to such consolidation or merger;

•
with respect to property additions which shall have been acquired (otherwise than by construction) by us without any consideration consisting of cash, securities or other property or the incurring or assumption of indebtedness or other obligation, no determination of cost shall be required and, wherever provision is made for cost or fair value, cost with respect to such property additions shall mean an amount equal to the fair value to us thereof or, if greater, the aggregate amount reflected in our books of account with respect thereto upon the acquisition thereof; and

•
in no event shall the cost of property additions be required to reflect any depreciation or amortization in respect of such property additions, or any adjustment to the amount or amounts at which such property additions are recorded in plant or other property accounts due to the non-recoverability of investment or otherwise.

If any property additions include property which has been used or operated by third parties in a business similar to that in which it has been or is to be used or operated by us, the cost thereof need not be reduced by any amount in respect of any goodwill, going concern value rights and/or intangible property simultaneously acquired and in such case the term property additions as defined herein may include such goodwill, going concern value rights and intangible property.
“Fair value,” with respect to property, generally means the fair value of such property as may reasonably be determined by reference to:

•
the amount which would be likely to be obtained in an arm’s-length transaction with respect to such property between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell;

•	the amount of investment with respect to such property which, together with a reasonable return thereon, would be likely to be recovered through ordinary business operations or otherwise;

•	the cost, accumulated depreciation and replacement cost with respect to such property; and/or

•	any other relevant factors; provided, however, that:

•	the fair value of property shall be determined without deduction for any liens on such property prior to the lien of the indenture; and

•
the fair value of property additions shall not reflect any reduction relating to the fact that such property additions may be of less value to a person which is not the owner or operator of the mortgaged property or any portion thereof than to the owner or operator. Fair value may be determined, in the discretion of the expert certifying the same, without physical inspection, by the use of accounting and/or engineering records and/or other data maintained by us or otherwise available to such expert.

“Funded property” generally includes property additions which have been designated funded property in an expert’s certificate, which have been made the basis of the authentication and delivery of indenture bonds, which have been made the basis for the release of mortgaged property, which have been made the basis for the withdrawal of cash, which have been substituted for retired funded property or which have been used for other specified purposes. (See Section 102)
“Property additions” generally include any property which is owned by us and is subject to the lien of the indenture except (with certain exceptions) goodwill, going concern value rights or intangible property, or any property the cost of acquisition or construction of which is properly chargeable to one of our operating expense accounts. (See Section 103)
“Retired bonds” means, generally:

•
indenture bonds which are no longer outstanding under the indenture, which have not been retired by the application of funded cash and which have not been used as the basis for the authentication and delivery of indenture bonds, the release of property or the withdrawal of cash; and

•
certain first mortgage bonds issued under the first mortgage indenture which could be used as a basis for the authentication and delivery of additional first mortgage bonds under the first mortgage indenture and have been retired after the initial issuance of indenture bonds under the indenture;

provided, however, that no first mortgage bond may be used as the basis for the authentication and delivery of both additional indenture bonds and additional first mortgage bonds. (See Section 101).
Release of Property
Unless an event of default (as defined below) has occurred and is continuing, we may obtain the release from the lien of the indenture of any funded property upon delivery to the trustee of certain certificates and an amount in cash equal to the amount, if any, by which 70% of the cost of the property to be released (or, if less, the fair value of such property at the time it became funded property) exceeds the aggregate of:

•	an amount equal to 70% of the aggregate principal amount of obligations secured by purchase money liens delivered to the trustee, subject to certain limitations described below;

•
an amount equal to 70% of the cost or fair value (whichever is less) of certified property additions not constituting funded property after certain deductions and additions, primarily including adjustments to offset property retirements (except that such adjustments need not be made if such property additions were acquired or made within the 90-day period preceding the release);

•	the aggregate principal amount of indenture bonds we would be entitled to issue on the basis of retired bonds (with such entitlement being waived by operation of such release);

•
any amount of cash and/or an amount equal to 70% of the aggregate principal amount of obligations secured by purchase money liens upon the property released delivered to the trustee or other holder of a lien prior to the lien of the indenture, subject to certain limitations described below;

•	on or after the first mortgage collateralization date, the aggregate principal amount of first mortgage bonds delivered to the trustee to be held as first mortgage collateral bonds;

•	the aggregate principal amount of outstanding indenture bonds delivered to the trustee (with such indenture bonds to be canceled by the trustee); and

•	any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released. (See Section 803)
As used in the indenture, the term “purchase money lien” means, generally, a lien on the property being acquired, disposed of by us or being released from the lien of the indenture, which is taken or retained by the transferor of such property to secure all or part of the purchase price thereof or granted to one or more other persons (other than the transferor) who by making advances or incurring an obligation, give value to enable the grantor of the lien to acquire rights in such property, or granted to another person in connection with the release of property from the lien of the indenture on the basis of a deposit with the trustee or other holder of a lien prior to the lien of the indenture of obligations secured by such lien on such property, or held by a trustee or agent for the benefit of any such persons, and may include liens which cover property in addition to the property being released and/or which secure indebtedness in addition to indebtedness to the transferor of such property. (See Section 101) Generally, the principal amount of obligations secured by purchase money liens used as the basis for the release of property may not exceed 75% of the fair value of such property unless no additional obligations are outstanding, or are permitted to be issued, under such purchase money lien. (See Section 803)
Property which is not funded property may generally be released from the lien of the indenture without depositing any cash or property with the trustee as long as:

•
the aggregate amount of cost or fair value (whichever is less) of all property additions which do not constitute funded property (excluding the property to be released) after certain deductions and additions, primarily including adjustments to offset property retirements, is not less than zero; or

•
the cost or fair value (whichever is less) of property to be released does not exceed the aggregate amount of the cost or fair value (whichever is less) of property additions acquired or made within the 90-day period preceding the release. (See Section 804)

The indenture provides simplified procedures for the release of minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the trustee. (See Sections 802, 805, 807 and 808)
If we retain any interest in any property released from the lien of the indenture, the indenture will not become a lien on such property or such interest therein or any improvements, extensions or additions to such property or renewals, replacements or substitutions of or for such property or any part or parts thereof. (See Section 809)
Withdrawal of Cash
Unless an event of default has occurred and is continuing and subject to certain limitations, cash held by the trustee may, generally:

•	be withdrawn by us:

•
to the extent of an amount equal to 70% of the cost or fair value to us (whichever is less) of property additions not constituting funded property, after certain deductions and additions, primarily including adjustments to offset retirements (except that such adjustments need not be made if such property additions were acquired or made within the 90-day period preceding the withdrawal); or

•
in an amount equal to the aggregate principal amount of indenture bonds that we would be entitled to issue on the basis of retired bonds (with the entitlement to such issuance being waived by operation of such withdrawal); or

•
on or after the first mortgage collateralization date, in an amount equal to the aggregate principal amount of first mortgage bonds delivered to the trustee to be held as first mortgage collateral bonds; or

•	in an amount equal to the aggregate principal amount of outstanding indenture bonds delivered to the trustee; or

•
upon our request, be applied to the purchase of indenture bonds or the payment (or provision therefor) at stated maturity of any indenture bonds or the redemption (or provision therefor) of any indenture bonds which are redeemable. (See Section 806)

Consolidation, Merger, Etc.
We may not consolidate with or merge into any other entity or convey, transfer or lease, subject to the lien of this indenture, the mortgaged property as or substantially as an entirety to any entity unless:

•
the entity formed by such consolidation or into which we are merged or the entity which acquires by conveyance or transfer, or which leases, the mortgaged property as or substantially as an entirety is an entity organized and existing under the laws of the United States, or any State or Territory thereof or the District of Columbia; and

•	such entity executes and delivers to the trustee a supplemental indenture that:

•
in the case of a consolidation, merger, conveyance or other transfer, or in the case of a lease if the term thereof extends beyond the last stated maturity of the indenture bonds then outstanding, contains an express assumption by such entity of the due and punctual payment of the principal of and premium, if any, and interest, if any, on the indenture bonds and the performance of all of our covenants and conditions under the indenture; and

•	in the case of a consolidation, merger, conveyance or other transfer, contains a grant, conveyance, transfer and mortgage by such entity:

•	confirming the lien of the indenture on the mortgaged property; and

•
subjecting to such lien all property thereafter acquired by such entity that shall constitute an improvement, extension or addition to the mortgaged property or renewal, replacement or substitution of or for any part thereof and, at the election of such entity, subjecting to the lien of the indenture such other property then owned or thereafter acquired by such entity as such entity shall specify; and

•	in the case of a lease, such lease is made expressly subject to termination by us or by the trustee at any time during the continuance of an event of default; and

•
immediately after giving effect to such transaction, no event of default and no event which, with notice or lapse of time or both, would become an event of default shall have occurred and be continuing. (See Section 1301)

In the case of the conveyance or other transfer of the mortgaged property as or substantially as an entirety to any other entity, upon the satisfaction of all the conditions described above, we would be released and discharged from all obligations under the indenture and on the indenture bonds then outstanding unless we elect to waive such release and discharge. (See Section 1304). For purposes of this section, “entity” means a corporation, limited liability company, company, association, joint-stock company, partnership, limited liability partnership, joint venture, trust, unincorporated organization or governmental authority.
Modification of Indenture
Modifications without Consent. Without the consent of any holders, we and the trustee may enter into one or more supplemental indentures for any of the following purposes, among others:

•	to evidence the succession of another entity to us and the assumption by any such successor of our covenants and agreements in the indenture and in the indenture bonds; or

•
to add one or more covenants or other provisions for the benefit of all holders or for the benefit of the holders of, or to remain in effect only so long as there shall be outstanding, indenture bonds of one or more specified series (for the purposes of this subsection, “series” includes tranches thereof), or to surrender any right or power conferred upon us by the indenture; or

•
to correct or amplify the description of any property at any time subject to the lien of the indenture; or better to assure, convey and confirm to the trustee any property subject or required to be subjected to the lien of the indenture; or to subject to the lien of the indenture additional property (including property of others); to specify any additional permitted liens with respect to such additional property and to modify the provisions in the indenture for dispositions of certain types of property without release in order to specify any additional items with respect to such additional property; or

•	to establish the form or terms of the indenture bonds of any series as permitted by the indenture; or

•
to provide for the authentication and delivery of bearer bonds and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto; or

•	to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee; or

•	to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series of, the indenture bonds; or

•	to change any place or places where:

•	the principal of and premium, if any, and interest, if any, on all or any series of indenture bonds will be payable;

•	all or any series of indenture bonds may be surrendered for registration of transfer;

•	all or any series of indenture bonds may be surrendered for exchange; and

•	notices and demands to or upon us in respect of all or any series of indenture bonds and the indenture may be served; or

•	to comply with the rules of any securities exchange on which any series of indenture bonds may be listed; or

•	to modify this indenture to comply with the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”); or

•
to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other additions to, deletions from or other changes to the provisions thereof; provided that such additions, deletions and/or other changes do not adversely affect the interests of the holders of indenture bonds of any series in any material respect. (See Section 1401)

Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the indenture in such a way as to require changes to the indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect such amendment. (See Section 1401)
Modifications Requiring Consent. Except as provided above, the consent of the holders of not less than a majority in aggregate principal amount of the indenture bonds of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of indenture bonds outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of outstanding indenture bonds of all series so directly affected, considered as one class, will be required; and provided, further, that if the indenture bonds of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all such tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding indenture bonds of all such tranches so directly affected, considered as one class, will be required; and provided, further, that no such amendment or modification may:

•
change the stated maturity of the principal of, or any installment of principal of or interest on, any indenture bond, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of any discount bond or other indenture bond that would be due and payable upon a declaration of acceleration of maturity or change the coin or currency in which any indenture bond or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any indenture bond (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the holder of such indenture bond;

•
permit the creation of any lien (not otherwise permitted by the indenture) ranking prior to the lien of the indenture with respect to all or substantially all of the mortgaged property or terminate the lien of the indenture on all or substantially all of the mortgaged property or deprive the holders of the benefit of the lien of the indenture, without, in any such case, the consent of the holders of all indenture bonds then outstanding;

•
reduce the percentage in principal amount of the outstanding indenture bonds of any series, or tranche thereof, the consent of the holders of which is required for any such supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with any provision of the indenture or of any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the holder of each outstanding indenture bond of such series; or

•
modify any of the provisions (with certain exceptions) of the indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the indenture bonds without the consent of the holder of each outstanding indenture bond affected thereby.

A supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has expressly been included solely for the benefit of the holders of, or that is to remain in effect only so long as there shall be outstanding, indenture bonds of one or more specified series or modifies the rights of the holders of indenture bonds of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of the holders of the indenture bonds of any other series. (See Section 1402)
Waiver
The holders of at least a majority in aggregate principal amount of all indenture bonds may waive our obligations to comply with certain covenants, including the covenants to maintain our corporate or other legal existence and properties, pay taxes and discharge liens and maintain certain insurance and our covenant with respect to merger, consolidation or the transfer or lease of the mortgaged property as or substantially as an entirety, described above, provided that such waiver occurs before the time such compliance is required. The holders of at least a majority of the aggregate principal amount of outstanding indenture bonds of all affected series or tranches, considered as one class, may waive, before the time for such compliance, compliance with any covenant specified with respect to indenture bonds of such series or tranches thereof. (See Section 609) The holders of at least a majority in aggregate principal amount of all indenture bonds outstanding may waive past defaults, not including defaults in the payment of principal, premium or interest or defaults with respect to provisions that cannot be modified without the consent of each holder affected thereby, under the indenture. (See Section 1017)
Events of Default
Each of the following events constitutes an event of default under the indenture:

•	failure to pay interest on any indenture bond within 30 days after the same becomes due and payable;

•	failure to pay principal of or premium, if any, on any indenture bond when it becomes due and payable;

•
failure to perform or breach of any of our covenants or warranties in the indenture (other than a covenant or warranty a default in the performance of which or breach of which is dealt with elsewhere under this paragraph) for a period of 90 days after there has been given to us by the trustee, or to us and the trustee by the holders of at least 33% in principal amount of outstanding indenture bonds, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default,” unless the trustee, or the trustee and the holders of a principal amount of indenture bonds not less than the principal amount of indenture bonds the holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the trustee, or the trustee and such holders, as the case may be, will be deemed to have agreed to an extension of such period if corrective action has been initiated by us within such period and is being diligently pursued;

•	certain events relating to reorganization, bankruptcy and insolvency of us or appointment of a receiver or trustee for our property (See Section 1001); and

•
the occurrence of any default or any other event under the first mortgage indenture, and the expiration of the applicable grace period, if any, specified in such first mortgage indenture, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of any amount due under the first mortgage indenture.

Remedies
Acceleration of Maturity. If an event of default occurs and is continuing, then the trustee or the holders of not less than 33% in principal amount of indenture bonds then outstanding may declare the principal amount (or if the indenture bonds are discount bonds, such portion of the principal amount as may be provided for such discount bonds pursuant to the terms of the indenture) of all of the indenture bonds then outstanding, together with premium, if any, and accrued interest, if any, thereon to be immediately due and payable. At any time after such declaration of acceleration of the indenture bonds then outstanding, but before the sale of any of the mortgaged property and before a judgment or decree for payment of money shall have been obtained by the trustee as provided in the indenture, the event or events of default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

•	all overdue interest, if any, on all indenture bonds then outstanding;

•
the principal of and premium, if any, on any indenture bonds then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate prescribed therefor in such indenture bonds; and

•	all amounts due to the trustee as compensation and reimbursement as provided in the indenture; and

•
any other event or events of default, other than the non-payment of the principal of indenture bonds that shall have become due solely by such declaration of acceleration, shall have been cured or waived as provided in the indenture. (See Section 1002)

Possession of Mortgaged Property
Under certain circumstances and to the extent permitted by law, if an event of default occurs and is continuing, the trustee has the power to take possession of, and to hold, operate and manage, the mortgaged property, or with or without entry, sell the mortgaged property. If the mortgaged property is sold, whether by the trustee or pursuant to judicial proceedings, the principal of the outstanding indenture bonds, if not previously due, will become immediately due and payable, together with premium, if any, and any accrued interest. (See Sections 1003, 1004 and 1005)
Right to Direct Proceedings
If an event of default occurs and is continuing, the holders of a majority in principal amount of the indenture bonds then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction does not conflict with any rule of law or with the indenture, and could not involve the trustee in personal liability in circumstances where indemnity would not, in the trustee’s sole discretion, be adequate and the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction. (See Section 1016)
Limitation on Right to Institute Proceedings
No holder of any indenture bond will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or for any other remedy thereunder unless

•	such holder has previously given to the trustee written notice of a continuing event of default;

•
the holders of not less than a majority in aggregate principal amount of the indenture bonds then outstanding have made written request to the trustee to institute proceedings in respect of such event of default and have offered the trustee reasonable indemnity against costs and liabilities to be incurred in complying with such request; and

•
for sixty days after receipt of such notice, the trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the trustee during such sixty-day period by the holders of a majority in aggregate principal amount of indenture bonds then outstanding.

Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders. (See Section 1011)
No Impairment of Right to Receive Payment
Notwithstanding that the right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions precedent, each holder of an indenture bond has the absolute and unconditional right to receive payment of the principal of and premium, if any, and interest, if any, on such indenture bond when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such holder. (See Section 1012)
Notice of Default
The trustee is required to give the holders notice of any default under the indenture to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to holders of a default of the character described in the third bullet point under “Events of Default” may be given until at least 75 days after the occurrence thereof. (See Section 1102) The Trust Indenture Act currently permits the trustee to withhold notices of default (except for certain payment defaults) if the trustee in good faith determines the withholding of such notice to be in the interests of the holders.
Indemnification of Trustee
As a condition precedent to certain actions by the trustee in the enforcement of the lien of the indenture and institution of action on the indenture bonds, the trustee may require adequate indemnity against costs, expenses and liabilities to be incurred in connection therewith. (See Sections 1011 and 1101)
Remedies Limited by State Law
The laws of any jurisdiction where the mortgaged property is located may limit or deny the ability of the trustee or bondholders to enforce certain rights and remedies provided in the indenture in accordance with their terms.
Defeasance
Any indenture bonds, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the indenture, and, at our election, the entirety of our indebtedness in respect thereof will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the trustee or any paying agent (other than us), in trust:

•	money (including funded cash not otherwise applied pursuant to the indenture) in an amount which will be sufficient; or

•
in the case of a deposit made prior to the date on which principal is due, eligible obligations (as described below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the trustee or such paying agent, will be sufficient; or

•
a combination of options in the preceding bullet points which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such indenture bonds or portions thereof. (See Section 901) For this purpose, eligible obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

Notwithstanding the foregoing, no indenture bond shall be deemed to have been paid as aforesaid unless we shall have delivered to the trustee either:

•
an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (i) we have received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding indenture bonds will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; or

•
an instrument wherein we, notwithstanding the satisfaction and discharge of our indebtedness in respect of indenture bonds, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the trustee such additional sums of money, if any, or additional government obligations, if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or government obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such indenture bonds or portions thereof; provided, however, that such instrument may state that our obligation to make additional deposits as aforesaid shall be subject to the delivery to us by the trustee of a notice asserting the deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing showing the calculation thereof; and

•
an opinion of tax counsel in the United States reasonably acceptable to the trustee to the effect that the holders of the outstanding indenture bonds will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Duties of the Trustee; Resignation; Removal
The trustee will have, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the trustee will be under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of indenture bonds, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The trustee will not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
The trustee may resign at any time by giving written notice thereof to us or may be removed at any time by the holders of a majority in principal amount of indenture bonds then outstanding delivered to the trustee and us. No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing, if we have delivered to the trustee a resolution of our board of directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture. (See Section 1110)
Evidence to be Furnished to the Trustee
Compliance with indenture provisions is evidenced by written statements of our officers or persons selected or paid by us. In certain cases, opinions of counsel and certification of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. In addition, the indenture requires that we give the trustee, not less often than annually, a brief statement as to our compliance with the conditions and covenants under the indenture.

DESCRIPTION OF OUR FIRST MORTGAGE BONDS

The following description of our First Mortgage Bonds is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our First Mortgage Indenture dated as of November 1, 1944 with The Bank of New York Mellon Trust Company, N.A. (successor to South Texas Commercial National Bank of Houston), as trustee, as amended and supplemented, which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4(ii) is a part. We encourage you to read the above referenced First Mortgage Indenture for additional information.
Security.
The First Mortgage Indenture constitutes a first mortgage lien on all of our present properties (except as stated below), subject to excepted encumbrances. There are excepted from the lien of the First Mortgage Indenture all of the following: cash and securities; equipment, materials or supplies acquired for consumption in the operation of our properties or for resale in the ordinary course of our business; timber, minerals, mineral rights and royalties; and accounts receivable, contracts, leases and operating agreements.
The First Mortgage Indenture contains provisions for subjecting certain after-acquired property to the lien thereof, subject to any preexisting liens and to certain limitations in the case of our consolidation or merger or the sale of substantially all of our assets.
The First Mortgage Indenture provides that the trustee thereunder will have a lien upon the mortgaged property, prior to the First Mortgage Bonds, for the payment of its reasonable compensation and expenses for indemnity against certain liabilities.
As of December 31, 2019, the aggregate principal amount of First Mortgage Bonds outstanding under the First Mortgage Indenture was approximately $102 million.
Events of Default. Each of the following events constitutes an event of default under the First Mortgage Indenture:

•	failure to pay principal when due;

•	failure to pay any interest installment, continued for 60 days;

•	failure to pay any installment of any fund established under the First Mortgage Indenture for the purchase or redemption of any First Mortgage Bonds, continued for 60 days;

•	failure to perform any covenant of the company, continued for 90 days after written notice; and

•	certain events in bankruptcy, reorganization or insolvency.